Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 33-73404 on Form N-1A of our report dated May 28, 2008, relating to the financial statements and financial highlights of Northern Multi-Manager Funds including Multi-Manger Mid Cap Fund, Multi-Manager Large Cap Fund, Multi-Manager Small Cap Fund, Multi-Manager International Equity Fund appearing in the Annual Reports on Form N-CSR of Northern Funds for the fiscal period ended March 31, 2008, and to the references to us under the headings “Financial Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 24, 2008